NEWS RELEASE
FOR IMMEDIATE RELEASE
October 30, 2019
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FISCAL YEAR 2019 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the fiscal year ended September 30, 2019. Detailed results will be available in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2019, which will be filed with the Securities and Exchange Commission ("SEC") on or about November 27, 2019 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $22.4 million;

•	basic and diluted earnings per share of $0.16;

•	net interest margin of 2.15% (2.24% excluding the effects of the leverage strategy); and

•	paid dividends of $11.7 million, or $0.085 per share.

Highlights for the fiscal year include:

•	net income of $94.2 million;

•	basic and diluted earnings per share of $0.68;

•	net interest margin of 2.26% (2.30% excluding the effects of the leverage strategy);

•	total commercial loans and commitments outstanding of $1.00 billion at September 30, 2019;

•	paid dividends of $134.9 million, or $0.98 per share; and

•	declared a fiscal year 2019 cash true-up dividend of $0.34 per share, payable on December 6, 2019.

Comparison of Operating Results for the Fiscal Years Ended September 30, 2019 and 2018

The Company recognized net income of $94.2 million, or $0.68 per share, for the fiscal year ended September 30, 2019 compared to net income of $98.9 million, or $0.73 per share, for the fiscal year ended September 30, 2018. The decrease in net income was due primarily to a $10.0 million increase in non-interest expense during the current year, partially offset by a $7.6 million increase in net interest income due primarily to higher yielding loans added in the acquisition of Capital City Bancshares, Inc. ("CCB"). Additionally, income tax expense was $1.4 million higher in the current fiscal year due primarily to income tax adjustments required in the prior fiscal year with the enactment of The Tax Cuts and Jobs Act (the "Tax Act") in December 2017.

The net interest margin increased 31 basis points, from 1.95% for the prior fiscal year to 2.26% for the current fiscal year. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. The leverage strategy was suspended at certain times during the current year due to the negative interest rate spreads between the related Federal Home Loan Bank Topeka ("FHLB") borrowings and cash held at the Federal Reserve Bank of Kansas City (the "FRB of Kansas City") making the transaction unprofitable. See additional discussion regarding the leverage strategy in the Financial Condition section below. Excluding the effects of the leverage strategy, the net interest margin would have increased six basis points, from 2.24% for the prior fiscal year to 2.30% for the current fiscal year. The increase in the net interest margin excluding the effects of the leverage strategy was due mainly to the addition of higher yielding commercial loans in the CCB acquisition, partially offset by an increase in the cost of deposits.

To the extent market rates of interest remain at current levels or go lower during fiscal year 2020, the Company expects a decrease in our net interest margin, compared to fiscal year 2019, due primarily to lower yields on our loans and securities. If realized, the decrease in the yields on our loans and securities is expected to be from loans originated at lower rates, adjustable-rate loans repricing lower and increased prepayment speeds on our correspondent loans and mortgage-backed securities ("MBS") portfolios, which would accelerate the amortization of the premiums we have paid to acquire these assets. The rates on our certificate of deposit portfolio and borrowings may also decrease if market rates decrease, but will likely do so at a slower pace than interest-earning assets because the majority of those liabilities have stated maturities.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased 45 basis points, from 3.16% for the prior fiscal year to 3.61% for the current fiscal year, while the average balance of interest-earning assets decreased $1.03 billion from the prior fiscal year. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased 23 basis points, from 3.39% for the prior fiscal year to 3.62% for the current fiscal year, and the average balance of interest-earning assets would have increased $202.1 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$284,229	$260,198	$24,031	9.2%
MBS	25,730	22,619	3,111	13.8
FHLB stock	7,823	10,962	(3,139)	(28.6)
Investment securities	6,366	4,670	1,696	36.3
Cash and cash equivalents	5,806	23,443	(17,637)	(75.2)
Total interest and dividend income	$329,954	$321,892	$8,062	2.5

The increase in interest income on loans receivable was due to a $282.0 million increase in the average balance of the portfolio, as well as a 17 basis point increase in the weighted average yield on the portfolio to 3.77% for the current fiscal year. The increase in the average balance was due mainly to the acquisition of CCB. The increase in the weighted average yield was also due mainly to the addition of higher yielding loans associated with the CCB acquisition, legacy adjustable-rate loans repricing to higher market rates, and the origination and purchase of new loans at higher market rates.

The increase in interest income on the MBS portfolio was due to a 28 basis point increase in the weighted average yield on the portfolio to 2.63% for the current fiscal year, along with a $16.7 million increase in the average balance of the portfolio. The increase in the weighted average yield was due primarily to a decrease in the impact of net premium amortization, as well as adjustable-rate MBS repricing to higher market rates. Net premium amortization of $1.3 million during the current fiscal year decreased the weighted average yield on the portfolio by 13 basis points. During the prior fiscal year, $3.0 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 31 basis points. As of September 30, 2019, the remaining net balance of premiums on our portfolio of MBS was $2.3 million.

The decrease in dividend income on FHLB stock was due to a decrease in the average balance of FHLB stock as a result of the leverage strategy being in place for a shorter period of time during the current fiscal year as compared to the prior fiscal year. This was partially offset by a higher dividend rate on FHLB stock during the current fiscal year. See additional discussion regarding the leverage strategy in the Financial Condition section below.

The increase in interest income on the investment securities portfolio was due to a 66 basis point increase in the weighted average yield on the portfolio to 2.26%. The increase in the weighted average yield was primarily a result of replacing maturing securities at higher market rates.

The cash and cash equivalents line item in the table above includes interest income associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy decreased $705 thousand from the prior fiscal year due to an $86.8 million decrease in the average balance, partially offset by a 68 basis point increase in the weighted average yield which was related to cash balances held at the FRB of Kansas City. Interest income on cash associated with the leverage strategy decreased $16.9 million from the prior fiscal year due to a $1.18 billion decrease in the average balance, as the leverage strategy was in place for a shorter period of time during the current fiscal year.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased 18 basis points, from 1.36% for the prior fiscal year to 1.54% for the current fiscal year, while the average balance of interest-bearing liabilities decreased $973.3 million from the prior fiscal year. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased 19 basis points, from 1.33% for the prior fiscal year to 1.52% for the current fiscal year, and the average balance of interest-bearing liabilities would have increased $263.2 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$66,201	$52,625	$13,576	25.8%
FHLB borrowings	54,391	67,120	(12,729)	(19.0)
Other borrowings	2,972	3,374	(402)	(11.9)
Total interest expense	$123,564	$123,119	$445	0.4

The increase in interest expense on deposits was due primarily to a 20 basis point increase in the weighted average rate, to 1.19% for the current fiscal year. The deposit accounts assumed in the CCB acquisition were at a lower average rate than our legacy deposit portfolio rate and our overall deposit portfolio rate, which partially offset the increase in the deposit portfolio rate in the current fiscal year. The increase in the weighted average rate was due primarily to increases in the average retail/business certificate of deposit portfolio rate and money market portfolio rate, which increased 29 basis points and 33 basis points, respectively, as market interest rates increased throughout both years. Additionally, late in the third quarter of fiscal year 2019, the Bank increased offered rates on short-term and certain intermediate-term certificates of deposit in an effort to encourage customers to move funds to those terms and during the fourth quarter of fiscal year 2019 the Bank held a special certificate of deposit campaign ("unTraditional campaign") resulting in growth in the short-term and certain intermediate-term certificates of deposit. See the Financial Condition section below for more information.

The FHLB borrowings line item in the table above includes interest expense associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy increased $5.5 million from the prior fiscal year due to a 23 basis point increase in the weighted average rate paid, to 2.30% for the current fiscal year, and a $14.0 million increase in the average balance of the portfolio. The increase in the weighted average rate paid was due primarily to certain maturing advances being replaced at higher effective market interest rates. Interest expense on FHLB borrowings associated with the leverage strategy decreased $18.2 million from the prior fiscal year due to the leverage strategy being in place for a shorter period of time during the current fiscal year.

The decrease in interest expense on other borrowings was due mainly to the maturity of a $100.0 million repurchase agreement during the prior fiscal year, which was not replaced with a new repurchase agreement.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current fiscal year of $750 thousand, compared to no provision for credit losses during the prior fiscal year. The $750 thousand provision for credit losses in the current fiscal year is due primarily to commercial loan activities during the current fiscal year, specifically the classification of a large commercial loan as special mention, commercial loan growth and funding, certain commercial loans that renewed since being obtained in the CCB acquisition and are now in the Bank's allowance for credit losses ("ACL") model, and commercial loan charge-offs.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$12,740	$15,636	$(2,896)	(18.5)%
Income from bank-owned life insurance ("BOLI")	2,432	1,875	557	29.7
Other non-interest income	6,786	4,524	2,262	50.0
Total non-interest income	$21,958	$22,035	$(77)	(0.3)

The decrease in deposit service fees was due mainly to a change in the presentation of interchange network charges related to the adoption of a new revenue recognition accounting standard during the current fiscal year. Previously, interchange network charges were reported in deposit and loan expense. As a result of the adoption of the new revenue recognition accounting standard on October 1, 2018, interchange transaction fee income is now reported net of interchange network charges, which totaled $3.4 million during the current fiscal year and $3.0 million during the prior fiscal year.

The increase in income from BOLI was due primarily to a one-time adjustment during the prior fiscal year to the benchmark rate associated with one of the policies which reduced income from BOLI during that period, as well as to an increase in income related to policies acquired in the CCB acquisition.

The increase in other non-interest income was due mainly to revenues from the trust asset management operations obtained in the CCB acquisition, commercial loan fee related income, insurance commission income, and income related to the collateral pledged by the Bank on its interest rate swap agreements.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$53,145	$46,563	$6,582	14.1%
Information technology and related expense	17,615	13,999	3,616	25.8
Occupancy, net	13,032	11,455	1,577	13.8
Regulatory and outside services	5,813	5,709	104	1.8
Advertising and promotional	5,244	5,034	210	4.2
Deposit and loan transaction costs	2,478	5,621	(3,143)	(55.9)
Office supplies and related expense	2,439	1,888	551	29.2
Federal insurance premium	1,172	3,277	(2,105)	(64.2)
Other non-interest expense	6,006	3,356	2,650	79.0
Total non-interest expense	$106,944	$96,902	$10,042	10.4

The increase in salaries and employee benefits was due primarily to expense related to retained CCB employees. Management anticipates salaries and employee benefits will be approximately $4.0 million higher in fiscal year 2020 due primarily to an increase in staffing for commercial banking activities and related back office functions, along with an increase in information technology staff. The $4.0 million increase is expected to be approximately $1.2 million in each of the second and third quarters and $1.6 million in the fourth quarter. The increase in information technology and related expense was due mainly to an increase in software licensing and costs related to the integration of CCB operations. The increase in occupancy, net was due primarily to expenses related to properties acquired in the CCB acquisition. The decrease in deposit and loan transaction costs was due mainly to the adoption of the new revenue recognition standard discussed above. The increase in office supplies and related expense was due primarily to costs related to the integration of CCB customers and operations. The decrease in the federal insurance premium was due mainly to the Bank receiving a credit from the Federal Deposit Insurance Corporation ("FDIC") as a result of the FDIC deposit insurance fund ratio reaching 1.40%. Pursuant to regulatory guidance, once the insurance fund exceeds 1.38% of insured deposits, deposit insurance assessment credits are allocated to banks with less than $10 billion in assets, to compensate for premiums previously paid that contributed to growth of the fund past 1.15%. These credits will continue to offset the Bank's premium assessments as long as the insurance fund ratio remains above 1.38% of insured deposits and the Bank still has a remaining credit balance. As of September 30, 2019, the Bank had a remaining credit of $1.6 million. The increase in other non-interest expense was due primarily to amortization of deposit intangibles associated with the acquisition of CCB. Management anticipates other non-interest expense may increase in the first quarter of fiscal year 2020 due primarily to a potential $400 thousand write-down of an OREO property that was added in the CCB acquisition, related to an offer received on this property subsequent to September 30, 2019.

The Company's efficiency ratio was 46.83% for the current fiscal year compared to 43.89% for the prior fiscal year. The change in the efficiency ratio was due to higher non-interest expense in the current fiscal year compared to the prior fiscal year. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $26.4 million for the current fiscal year compared to $25.0 million for the prior fiscal year. The effective tax rate was 21.9% for the current fiscal year compared to 20.2% for the prior fiscal year. The increase in the effective tax rate compared to the prior year was due mainly to the enactment of the Tax Act in the prior fiscal year. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company revalued its deferred tax assets and liabilities in December 2017 to account for the lower corporate tax rate which reduced income tax expense by $7.5 million. This benefit was partially offset, when comparing the two fiscal years, as the Company was required to apply a blended statutory federal tax rate, because we have a fiscal year end of September 30, of 24.5% in the prior fiscal year compared to 21% in the current fiscal year. Additionally, the tax credit benefits associated with the Company's low income housing partnership investments were higher in the current fiscal year compared to the prior fiscal year, which contributed to a reduction in the current year effective income tax compared to the prior fiscal year. Management anticipates the effective income tax rate for fiscal year 2020 will be approximately 21% to 22%.

Comparison of Operating Results for the Three Months Ended September 30, 2019 and June 30, 2019

For the quarter ended September 30, 2019, the Company recognized net income of $22.4 million, or $0.16 per share, compared to net income of $22.9 million, or $0.17 per share, for the quarter ended June 30, 2019. The decrease in net income was due primarily to a decrease in net interest income, partially offset by a decrease in non-interest expense.

Net interest income decreased $1.9 million, or 3.6%, from the prior quarter to $49.8 million for the current quarter. The net interest margin decreased 14 basis points from 2.29% for the prior quarter to 2.15% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have decreased five basis points, from 2.29% for the prior quarter to 2.24% for the current quarter. The leverage strategy was in place during a portion of the current quarter, and was not in place during the prior quarter. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. The decrease in the net interest margin, excluding the effects of the leverage strategy, was due mainly to an increase in the cost of retail/business certificates of deposit and a decrease in interest income on loans receivable, partially offset by a decrease in the cost of public unit certificates of deposit.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased six basis points, from 3.64% for the prior quarter to 3.58% for the current quarter, while the average balance of interest-earning assets increased $253.1 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have decreased two basis points, from 3.64% for the prior quarter to 3.62% for the current quarter, and the average balance of interest-earning assets would have decreased $144.8 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$70,366	$71,434	$(1,068)	(1.5)%
MBS	6,293	6,613	(320)	(4.8)
FHLB stock	2,156	1,865	291	15.6
Investment securities	1,585	1,835	(250)	(13.6)
Cash and cash equivalents	2,885	464	2,421	521.8
Total interest and dividend income	$83,285	$82,211	$1,074	1.3

The decrease in interest income on loans receivable was due primarily to an increase in premium amortization on one- to four-family correspondent loans as a result of payoff activity. The decrease in interest income on the MBS portfolio was due to a $59.2 million decrease in the average balance of the portfolio. The increase in interest income on FHLB stock and cash and cash equivalents was due mainly to the leverage strategy being in place during a portion of current quarter. The decrease in interest income on investment securities was due mainly to a 26 basis point decrease in the average yield on the portfolio resulting primarily from discount accretion on securities called during the prior quarter.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased eight basis points, from 1.54% for the prior quarter to 1.62% for the current quarter, and the average balance of interest-bearing liabilities increased $266.0 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased three basis points, from 1.54% for the prior quarter to 1.57% for the current quarter, while the average balance of interest-bearing liabilities would have decreased $131.8 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$17,471	$16,909	$562	3.3%
FHLB borrowings	15,355	12,981	2,374	18.3
Other borrowings	648	640	8	1.3
Total interest expense	$33,474	$30,530	$2,944	9.6

The increase in interest expense on deposits was due primarily to a four basis point increase in the weighted average rate paid, to 1.25% for the current quarter. The increase in the weighted average rate paid was due primarily to a seven basis point increase in the average retail/business certificate of deposit portfolio rate, to 2.02% in the current quarter. As discussed above, late in the prior quarter the Bank increased offered rates on short-term and certain intermediate-term certificates of deposit and, during the current quarter, ran the unTraditional certificate of deposit campaign, which added 2.6 basis points to the average cost of certificates of deposit. The remainder of the increase in the weighted average rate paid was due primarily to lower rate longer-term certificates of deposit which matured and repriced to higher rates.

The FHLB borrowings line item in the table above includes interest expense associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy decreased $186 thousand from the prior quarter due primarily to a decrease in the usage of the FHLB line of credit during the current quarter. Interest expense on FHLB borrowings associated with the leverage strategy increased $2.6 million from the prior quarter due to the leverage strategy being in place during a portion of the current quarter.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current quarter of $300 thousand, compared to a provision for credit losses during the prior quarter of $450 thousand. The $300 thousand provision for credit losses in the current quarter was primarily a result of commercial loan activities, specifically related to certain commercial loans that renewed since the CCB acquisition and are now included in the Bank's ACL model and due to commercial loan charge-offs during the current quarter.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,159	$3,131	$28	0.9%
Income from BOLI	620	590	30	5.1
Other non-interest income	2,080	1,953	127	6.5
Total non-interest income	$5,859	$5,674	$185	3.3

The increase in other non-interest income was due mainly to an increase in commercial loan fee-related income.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,940	$13,454	$486	3.6%
Information technology and related expense	4,080	4,652	(572)	(12.3)
Occupancy, net	3,264	3,224	40	1.2
Regulatory and outside services	1,566	1,425	141	9.9
Advertising and promotional	1,647	1,447	200	13.8
Deposit and loan transaction costs	596	681	(85)	(12.5)
Office supplies and related expense	555	689	(134)	(19.4)
Federal insurance premium	(615)	600	(1,215)	(202.5)
Other non-interest expense	1,297	1,519	(222)	(14.6)
Total non-interest expense	$26,330	$27,691	$(1,361)	(4.9)

The increase in salaries and employee benefits expense was due mainly to annual merit increases, an increase in commission compensation, and one additional working day during the current quarter.  The decrease in information technology and related expense was due primarily to a decrease in costs related to the integration of CCB operations. The decrease in federal insurance premiums was due to the Bank receiving a credit from the FDIC as discussed above.

The Company's efficiency ratio was 47.30% for the current quarter compared to 48.28% for the prior quarter. The improvement in the efficiency ratio was due primarily to lower non-interest expense in the current quarter compared to the prior quarter.

Income Tax Expense
Income tax expense was $6.6 million for the current quarter, compared to $6.3 million for the prior quarter. The effective tax rate was 22.8% for the current quarter compared to 21.6% for the prior quarter.

Financial Condition as of September 30, 2019
Management continues to manage the size and mix of the loan portfolio, over the long-term, by utilizing cash flows from the one- to four-family loan portfolio to fund commercial loan growth. Given the current level of total assets and the interest rate environment, it is unlikely that the loan portfolio will increase in the next year. Over the past few years, cash flows from the securities portfolio have been used primarily to purchase loans and in part to pay down FHLB advances. By moving cash from lower yielding assets to higher yielding assets and repaying higher costing liabilities, we have been able to maintain our net interest margin.  Additionally, the Bank began reducing its balance of public unit certificates of deposit late in the third quarter of the current fiscal year in order to reduce its use of expensive wholesale funds and release securities pledged as collateral, which assists with liquidity levels. The balance of public unit certificates of deposit was $294.9 million at September 30, 2019. Management intends to maintain the balance of public unit certificates of deposit at approximately the current level for the time being. Management continues to evaluate liquidity levels, as measured by the ratio of securities and cash to total assets, and may consider reducing its target ratio below the current target level of 15%.

Total assets were $9.34 billion at September 30, 2019, an increase of $53.7 million, or 0.6%, from June 30, 2019. During the current quarter, some of the cash flows from the securities and loan portfolios were not reinvested into the respective portfolios; rather, the cash was placed at the FRB of Kansas City due to the current interest rate environment and to securities being called late in the current quarter. Cash and cash equivalents increased $177.3 million while the securities and loan portfolios decreased $139.1 million during the current quarter. Effective September 30, 2019, the Company adopted Accounting Standards Update ("ASU") 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities and certain components of ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments that are applicable to ASU 2017-12. As part of the adoption, the Company reclassified $444.7 million of held-to-maturity ("HTM") securities to available-for-sale ("AFS") securities. The adoption of ASU 2017-12 and the related components of ASU 2019-04 did not have any other impact on the Company's consolidated financial condition or results of operations at the time of adoption.

Total loans were $7.42 billion at September 30, 2019, a decrease of $90.7 million, or 1.2%, from June 30, 2019. The decrease was primarily in the one- to four-family correspondent loan portfolio and commercial real estate loan portfolio, partially offset by an increase in originated one- to four-family loans. The decrease in the commercial real estate portfolio during the current quarter was due largely to the payoff of a $45 million participation loan. During the current quarter, the Bank originated and refinanced $231.1 million of one- to four-family and consumer loans with a weighted average rate of 3.66% and purchased $44.0 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.81%. The Bank also originated $17.2 million of commercial loans with a weighted average rate of 5.52% and entered into commercial real estate loan participations of $17.5 million at a weighted average rate of 4.50%.

Total deposits were $5.58 billion at September 30, 2019, unchanged from June 30, 2019; however, the composition of the deposit portfolio changed during the current quarter. Retail/business certificates of deposit increased $132.3 million, funded primarily by cash flows from new deposit accounts, money market accounts, and checking accounts. Short-term and intermediate-term certificates of deposit increased $207.8 million while longer-term and variable rate certificates of deposit decreased $75.5 million. The change in the deposit portfolio mix was intentional, as the Bank increased offered rates on short-term and certain intermediate-term certificates of deposit late in the prior quarter and ran the unTraditional campaign during the current quarter. The intention of the unTraditional campaign was to attract deposits with generally shorter terms to maturity, to allow the Bank to more quickly reprice certificate of deposit funds lower if market interest rates decrease.

Total assets decreased $109.5 million, or 1.2%, from September 30, 2018 to September 30, 2019. The decrease was largely in the securities portfolio and the loan portfolio, partially offset by an increase in operating cash. The one- to four-family loan portfolio decreased $285.6 million, partially offset by a $198.3 million increase in the commercial loan portfolio as cash flows from the one- to four-family loan portfolio were used to fund commercial loan growth. During the current fiscal year, the Bank originated and refinanced $660.8 million of one- to four-family and consumer loans with a weighted average rate of 4.18% and purchased $166.4 million of one- to four-family loans from correspondent lenders with a weighted average rate of 4.17%. The Bank also originated $164.1 million of commercial loans with a weighted average rate of 5.10% and entered into commercial real estate loan participations totaling $96.0 million at a weighted average rate of 5.27%. The commercial loan portfolio totaled $767.9 million at September 30, 2019, compared to $569.6 million at September 30, 2018. At September 30, 2019, the commercial loan portfolio was composed of 76% commercial real estate, 16% commercial construction, and 8% commercial and industrial. Total commercial real estate and commercial construction potential exposure, including undisbursed amounts and outstanding commitments totaling $214.3 million, was $921.1 million at September 30, 2019. Total commercial and industrial potential exposure, including undisbursed amounts and outstanding commitments of $16.8 million, was $77.9 million at September 30, 2019.

Total deposits decreased $21.5 million, or 0.4%, from September 30, 2018 to September 30, 2019. The public unit certificate of deposit portfolio decreased $112.8 million, money market accounts decreased $54.5 million and savings accounts decreased $31.4 million. The retail/business certificate of deposit portfolio increased $163.4 million during the current fiscal year. Excluding the impact of the planned decrease in the balance of public unit certificates of deposit, total deposits would have increased $91.3 million over the same period.

Total FHLB borrowings at September 30, 2019 were $2.14 billion, a decrease of $35.0 million, or 1.6%, from September 30, 2018. The decrease was due to not renewing a portion of the FHLB advances that matured during the current fiscal year.

Stockholders' equity was $1.34 billion at September 30, 2019 compared to $1.39 billion at September 30, 2018. The $55.3 million decrease was due primarily to the payment of $134.9 million in cash dividends, partially offset by net income of $94.2 million during the current fiscal year. In the long run, management considers a ratio of stockholders' equity to total assets at the Bank of at least 10% an appropriate level of capital. At September 30, 2019, this ratio was 12.5%. The cash dividends paid during the current fiscal year totaled $0.98 per share and consisted of a $0.39 per share cash true-up dividend related to fiscal year 2018 earnings per the Company's dividend policy, a $0.25 per share True Blue Capitol dividend, and four regular quarterly cash dividends totaling $0.34 per share.

At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy during the current fiscal year involved borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to quarter end, or earlier if the strategy was suspended. The proceeds from the borrowings, net of the required FHLB stock holdings which yielded 7.4% from dividends during the current fiscal year, were deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $36 thousand during the current fiscal year, compared to $1.7 million during the prior fiscal year. The decrease was due mainly to the strategy being suspended for the majority of the current year due to the large negative interest rate spread, making the strategy unprofitable. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will be reimplemented if it reaches a position that is profitable.

On October 16, 2019, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.7 million, payable on November 15, 2019 to stockholders of record as of the close of business on November 1, 2019. On October 30, 2019, the Company announced a fiscal year 2019 cash true-up dividend of $0.34 per share, or approximately $46.9 million, related to fiscal year 2019 earnings. The $0.34 per share cash true-up dividend was determined by taking the difference between total earnings for fiscal year 2019 and total regular quarterly cash dividends paid during fiscal year 2019, divided by the number of shares outstanding as of October 18, 2019. The cash true-up dividend is payable on December 6, 2019 to stockholders of record as of the close of business on November 22, 2019, and is the result of the Board of Directors' commitment to distribute to stockholders 100% of the annual earnings of the Company for fiscal year 2019.

At September 30, 2019, Capitol Federal Financial, Inc., at the holding company level, had $126.3 million on deposit at the Bank. For fiscal year 2020, it is the intent of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

The Company has authorized the repurchase of up to $70.0 million of its common stock under its stock repurchase plan. Shares may be repurchased from time to time based upon market conditions and available liquidity. There is no expiration for this repurchase plan and no shares have been repurchased under this repurchase plan.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	September 30,	June 30,	September 30,
	2019	2019	2018
	(Dollars in thousands)
Stockholders' equity	$1,336,326	$1,327,099	$1,391,622
Equity to total assets at end of period	14.3%	14.3%	14.7%

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2019.

Total shares outstanding	141,440,030
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,590,958)
Net shares outstanding	137,849,072

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of September 30, 2019, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at September 30, 2019.

		Regulatory
		Requirement For
	Bank	Well-Capitalized
	Ratios	Status
Tier 1 leverage ratio	12.1%	5.0%
Common equity tier 1 capital ratio	24.1	6.5
Tier 1 capital ratio	24.1	8.0
Total capital ratio	24.3	10.0

The following table presents a reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of September 30, 2019 (dollars in thousands):

Total Bank equity as reported under GAAP	$1,168,986
Accumulated Other Comprehensive Income ("AOCI")	14,899
Goodwill and other intangibles, net of deferred tax liabilities	(14,848)
Total tier 1 capital	1,169,037
ACL	9,226
Total capital	$1,178,263

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including the possibility that expected cost savings, synergies and other benefits from the acquisition of CCB might not be realized within the anticipated time frames or at all, changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	September 30,
	2019	2018
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $198,809 and $122,733)	$220,370	$139,055
Securities:
AFS, at estimated fair value (amortized cost of $1,191,455 and $718,564)	1,204,863	714,614
HTM, at amortized cost (estimated fair value of $0 and $601,071)	—	612,318
Loans receivable, net (ACL of $9,226 and $8,463)	7,416,747	7,514,485
FHLB stock, at cost	98,456	99,726
Premises and equipment, net	96,784	96,005
Income taxes receivable, net	2	2,177
Other assets	302,796	271,167
TOTAL ASSETS	$9,340,018	$9,449,547

LIABILITIES:
Deposits	$5,581,867	$5,603,354
FHLB borrowings	2,139,989	2,174,981
Other borrowings	100,000	110,052
Advance payments by borrowers for taxes and insurance	65,686	65,264
Deferred income tax liabilities, net	14,282	21,253
Accounts payable and accrued expenses	101,868	83,021
Total liabilities	8,003,692	8,057,925

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 141,440,030 and 141,225,516
shares issued and outstanding as of September 30, 2019 and 2018, respectively	1,414	1,412
Additional paid-in capital	1,210,226	1,207,644
Unearned compensation, ESOP	(34,692)	(36,343)
Retained earnings	174,277	214,569
AOCI, net of tax	(14,899)	4,340
Total stockholders' equity	1,336,326	1,391,622
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,340,018	$9,449,547

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2019	2019	2019	2018
INTEREST AND DIVIDEND INCOME:
Loans receivable	$70,366	$71,434	$284,229	$260,198
MBS	6,293	6,613	25,730	22,619
FHLB stock	2,156	1,865	7,823	10,962
Investment securities	1,585	1,835	6,366	4,670
Cash and cash equivalents	2,885	464	5,806	23,443
Total interest and dividend income	83,285	82,211	329,954	321,892

INTEREST EXPENSE:
Deposits	17,471	16,909	66,201	52,625
FHLB borrowings	15,355	12,981	54,391	67,120
Other borrowings	648	640	2,972	3,374
Total interest expense	33,474	30,530	123,564	123,119

NET INTEREST INCOME	49,811	51,681	206,390	198,773

PROVISION FOR CREDIT LOSSES	300	450	750	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	49,511	51,231	205,640	198,773

NON-INTEREST INCOME:
Deposit service fees	3,159	3,131	12,740	15,636
Income from BOLI	620	590	2,432	1,875
Other non-interest income	2,080	1,953	6,786	4,524
Total non-interest income	5,859	5,674	21,958	22,035

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,940	13,454	53,145	46,563
Information technology and related expense	4,080	4,652	17,615	13,999
Occupancy, net	3,264	3,224	13,032	11,455
Regulatory and outside services	1,566	1,425	5,813	5,709
Advertising and promotional	1,647	1,447	5,244	5,034
Deposit and loan transaction costs	596	681	2,478	5,621
Office supplies and related expense	555	689	2,439	1,888
Federal insurance premium	(615)	600	1,172	3,277
Other non-interest expense	1,297	1,519	6,006	3,356
Total non-interest expense	26,330	27,691	106,944	96,902
INCOME BEFORE INCOME TAX EXPENSE	29,040	29,214	120,654	123,906
INCOME TAX EXPENSE	6,631	6,317	26,411	24,979
NET INCOME	$22,409	$22,897	$94,243	$98,927

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2019	2019	2019	2018
	(Dollars in thousands, except per share amounts)
Net income	$22,409	$22,897	$94,243	$98,927
Income allocated to participating securities	(20)	(16)	(55)	(40)
Net income available to common stockholders	$22,389	$22,881	$94,188	$98,887

Average common shares outstanding	137,676,683	137,637,428	137,614,465	134,635,886
Average committed ESOP shares outstanding	124,346	83,052	62,458	62,458
Total basic average common shares outstanding	137,801,029	137,720,480	137,676,923	134,698,344

Effect of dilutive stock options	65,960	67,048	58,478	60,647

Total diluted average common shares outstanding	137,866,989	137,787,528	137,735,401	134,758,991

Net earnings per share:
Basic	$0.16	$0.17	$0.68	$0.73
Diluted	$0.16	$0.17	$0.68	$0.73

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	439,750	457,486	470,938	541,418

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	September 30, 2019			June 30, 2019			September 30, 2018
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,873,851	3.74%	52.2%	$3,853,289	3.77%	51.4%	$3,965,692	3.74%	52.8%
Correspondent purchased	2,349,877	3.64	31.7	2,417,307	3.64	32.2	2,505,987	3.59	33.4
Bulk purchased	252,347	2.94	3.4	264,256	2.85	3.5	293,607	2.60	3.9
Construction	36,758	4.00	0.5	34,481	4.16	0.5	33,149	4.03	0.4
Total	6,512,833	3.68	87.8	6,569,333	3.69	87.6	6,798,435	3.64	90.5
Commercial:
Commercial real estate	583,617	4.48	7.9	612,287	4.53	8.2	426,243	4.33	5.7
Commercial and industrial	61,094	5.14	0.8	68,243	5.20	0.9	62,869	5.00	0.9
Construction	123,159	4.81	1.7	118,218	4.94	1.6	80,498	4.59	1.1
Total	767,870	4.58	10.4	798,748	4.65	10.7	569,610	4.44	7.7
Consumer loans:
Home equity	120,587	6.15	1.6	122,696	6.38	1.6	129,588	5.97	1.7
Other	11,183	4.57	0.2	10,964	4.51	0.1	10,012	4.59	0.1
Total	131,770	6.02	1.8	133,660	6.22	1.7	139,600	5.87	1.8
Total loans receivable	7,412,473	3.81	100.0%	7,501,741	3.83	100.0%	7,507,645	3.74	100.0%

Less:
ACL	9,226			9,036			8,463
Discounts/unearned loan fees	31,058			31,748			33,933
Premiums/deferred costs	(44,558)			(46,511)			(49,236)
Total loans receivable, net	$7,416,747			$7,507,468			$7,514,485

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances and loans that were sold are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the quarter ended September 30, 2019, the Bank endorsed $99.9 million of one- to four-family loans, reducing the average rate on those loans by 80 basis points. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal.

	For the Three Months Ended
	September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,501,741	3.83%	$7,564,076	3.82%	$7,518,887	3.78%	$7,507,645	3.74%
Originated and refinanced:
Fixed	188,753	3.60	121,871	4.09	78,678	4.58	116,032	4.59
Adjustable	59,550	4.37	63,341	4.87	123,006	4.80	73,711	4.98
Purchased and participations:
Fixed	49,161	4.12	29,447	4.65	35,387	5.46	72,140	4.60
Adjustable	12,305	3.55	10,018	3.85	11,331	4.01	42,651	4.88
Change in undisbursed loan funds	12,293		34,742		30,500		(25,315)
Repayments	(410,624)		(321,439)		(233,625)		(267,469)
Principal (charge-offs)/recoveries, net	(110)		(33)		61		95
Other	(596)		(282)		(149)		(603)
Ending balance	$7,412,473	3.81	$7,501,741	3.83	$7,564,076	3.82	$7,518,887	3.78

	For the Year Ended
	September 30, 2019		September 30, 2018
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,507,645	3.74%	$7,182,751	3.61%
Originated and refinanced:
Fixed	505,334	4.10	447,890	4.07
Adjustable	319,608	4.77	185,495	4.40
Purchased and participations:
Fixed	186,135	4.64	364,508	3.98
Adjustable	76,305	4.40	162,873	3.73
Loans added in CCB acquisition, net	—	—	299,659	4.77
Change in undisbursed loan funds	52,220		(31,004)
Repayments	(1,233,157)		(1,102,624)
Principal recoveries, net	13		65
Other	(1,630)		(1,968)
Ending balance	$7,412,473	3.81	$7,507,645	3.74

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in September 2019, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	September 30, 2019					September 30, 2018
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,873,851	59.8%	768	62%	$140	$3,965,692	58.6%	767	62%	$138
Correspondent purchased	2,349,877	36.3	765	65	371	2,505,987	37.1	764	67	378
Bulk purchased	252,347	3.9	762	61	304	293,607	4.3	758	62	304
	$6,476,075	100.0%	767	63	186	$6,765,286	100.0%	765	64	186

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter and current fiscal year, $46.2 million and $85.1 million, respectively, were refinanced from other lenders.

	For the Three Months Ended			For the Year Ended
	September 30, 2019			September 30, 2019
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$165,713	77%	766	$494,739	78%	760
Refinanced by Bank customers	43,666	69	757	86,381	68	752
Correspondent purchased	43,966	72	762	166,413	73	762
	$253,345	75	764	$747,533	76	760

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the fiscal year ended September 30, 2019.

	For the Three Months Ended			For the Year Ended
	September 30, 2019			September 30, 2019
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$178,558	70.5%	3.42%	$507,341	67.9%	3.92%
Missouri	51,024	20.1	3.47	128,751	17.2	3.95
Texas	12,732	5.0	3.87	64,098	8.6	4.12
Other states	11,031	4.4	3.79	47,343	6.3	4.23
	$253,345	100.0%	3.47	$747,533	100.0%	3.96

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of September 30, 2019, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash needs. As of June 30, 2019, one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments totaled $115.6 million.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$16,826	$44,828	$14,679	$76,333	3.40%
Correspondent	5,862	60,136	9,621	75,619	3.65
	$22,688	$104,964	$24,300	$151,952	3.53

Rate	2.95%	3.73%	3.18%

Commercial Loans: During the current fiscal year, the Bank originated $164.1 million of commercial loans and entered into commercial real estate loan participations totaling $96.0 million. During the quarter ended September 30, 2019, the Bank processed commercial loan disbursements, excluding lines of credit, of approximately $40 million at a weighted average rate of 4.93%. Additionally, a single $45 million commercial real estate participation loan was repaid in full during the current quarter.

The following table presents the Bank's commercial real estate loans and loan commitments by industry classification, as defined by the North American Industry Classification System, as of September 30, 2019. Included in the gross loan amounts in the table, which does not include outstanding commitments, are fixed-rate loans totaling $487.1 million at a weighted average rate of 4.33% and adjustable-rate loans totaling $342.8 million at a weighted average rate of 4.99%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due primarily to the majority of the fixed-rate loans in the portfolio at September 30, 2019 having shorter terms to maturity.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Real estate rental and leasing	$262,652	$44,558	$307,210	$3,123	$310,333	33.7%
Health care and social assistance	219,715	38,981	258,696	28,426	287,122	31.2
Accommodation and food services	116,313	29,984	146,297	48,100	194,397	21.1
Arts, entertainment, and recreation	35,009	—	35,009	—	35,009	3.8
Retail trade	27,628	2,794	30,422	—	30,422	3.3
Construction	14,446	1,962	16,408	404	16,812	1.8
Other	31,013	4,774	35,787	11,225	47,012	5.1
	$706,776	$123,053	$829,829	$91,278	$921,107	100.0%

Weighted average rate	4.53%	4.99%	4.60%	5.28%	4.67%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of September 30, 2019.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Kansas	$284,113	$14,211	$298,324	$14,547	$312,871	34.0%
Missouri	208,888	53,337	262,225	30,931	293,156	31.8
Texas	118,911	46,721	165,632	40,000	205,632	22.3
Nebraska	29,752	4,010	33,762	—	33,762	3.7
Kentucky	22,285	3,274	25,559	—	25,559	2.8
California	6,107	—	6,107	5,800	11,907	1.3
Other	36,720	1,500	38,220	—	38,220	4.1
	$706,776	$123,053	$829,829	$91,278	$921,107	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of September 30, 2019.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	5	$190,672
>$15 to $30 million	11	271,702
>$10 to $15 million	5	60,614
>$5 to $10 million	15	94,058
$1 to $5 million	88	194,876
Less than $1 million	1,181	187,054
	1,305	$998,976

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Of the loans 30 to 89 days delinquent at September 30, 2019, approximately 67% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of one- to four-family loans were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	90	$7,223	94	$7,749	79	$8,694	118	$9,765	129	$10,647
Correspondent purchased	9	2,721	14	3,727	13	4,133	10	1,969	18	3,803
Bulk purchased	16	3,581	13	2,249	13	2,722	15	2,780	15	3,502
Commercial	8	826	12	1,699	13	1,361	2	64	6	322
Consumer	42	525	43	630	37	481	42	744	38	533
	165	$14,876	176	$16,054	155	$17,391	187	$15,322	206	$18,807
30 to 89 days delinquent loans
to total loans receivable, net		0.20%		0.21%		0.23%		0.20%		0.25%

	Non-Performing Loans and OREO at:
	September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	44	$3,268	58	$5,069	67	$5,172	69	$5,301	67	$5,040
Correspondent purchased	4	1,008	2	871	3	918	5	1,093	1	449
Bulk purchased	6	1,465	7	2,194	10	2,782	10	3,137	11	3,045
Commercial	4	170	—	—	—	—	—	—	—	—
Consumer	25	362	25	437	27	567	28	513	30	569
	83	6,273	92	8,571	107	9,439	112	10,044	109	9,103

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.08%		0.11%		0.12%		0.13%		0.12%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	16	$1,183	15	$1,057	18	$1,761	17	$1,584	19	$1,482
Correspondent purchased	—	—	—	—	—	—	1	298	2	396
Bulk purchased	1	65	2	374	—	—	—	—	—	—
Commercial	1	7	1	7	2	1,712	2	1,776	—	—
Consumer	2	35	2	4	3	14	3	13	2	9
	20	1,290	20	1,442	23	3,487	23	3,671	23	1,887
Total non-performing loans	103	7,563	112	10,013	130	12,926	135	13,715	132	10,990

Non-performing loans as a percentage of total loans		0.10%		0.13%		0.17%		0.18%		0.15%

OREO:
One- to four-family:
Originated(2)	8	$745	8	$546	5	$549	4	$588	8	$843
Bulk purchased	—	—	—	—	1	322	1	322	1	454
Commercial	1	600	1	600	1	600	1	600	1	600
Consumer	—	—	—	—	—	—	—	—	—	—
	9	1,345	9	1,146	7	1,471	6	1,510	10	1,897
Total non-performing assets	112	$8,908	121	$11,159	137	$14,397	141	$15,225	142	$12,887

Non-performing assets as a percentage of total assets		0.10%		0.12%		0.15%		0.16%		0.14%

(1)	Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements even if the loans are current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in special mention loans during the current year was due primarily to one $50.0 million commercial participation real estate loan being classified as special mention during the quarter ended June 30, 2019. The loan relates to a recently opened large hotel and convention center in a high growth area in the central-southern United States. Management has identified credit weaknesses associated with this loan, including a debt service coverage ratio below policy, the development surrounding the hotel and convention center has been slower than initially anticipated, and construction delays have occurred. The Bank has personal guarantees from members of a financially strong borrowing group. Due to the identified credit weaknesses, management made the decision to classify the loan as special mention. Management continues to closely monitor the hotel and convention center and surrounding activities. Included in substandard commercial loans at September 30, 2019 were $1.3 million of loans added in the CCB acquisition which have since been renewed and on which the related purchase acquisition adjustments have been accreted; as such, these loans are now included in the Bank's ACL formula analysis model. There were no such loans at June 30, 2019 or September 30, 2018.

	September 30, 2019		June 30, 2019		September 30, 2018
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$15,428	$23,783	$12,528	$25,657	$9,705	$32,866
Commercial	54,134	5,543	55,021	5,999	2,456	1,793
Consumer	283	758	172	696	298	911
	$69,845	$30,084	$67,721	$32,352	$12,459	$35,570

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
	(Dollars in thousands)
Balance at beginning of period	$9,036	$8,619	$8,558	$8,463	$8,344
Charge-offs:
One- to four-family	—	(45)	(10)	(46)	(14)
Commercial	(124)	—	—	—	—
Consumer	(9)	(16)	(2)	(10)	—
Total charge-offs	(133)	(61)	(12)	(56)	(14)
Recoveries:
One- to four-family	14	3	19	92	123
Commercial	5	17	25	2	—
Consumer	4	8	29	57	10
Total recoveries	23	28	73	151	133
Net (charge-offs) recoveries	(110)	(33)	61	95	119
Provision for credit losses	300	450	—	—	—
Balance at end of period	$9,226	$9,036	$8,619	$8,558	$8,463

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	1.09	0.26	(0.41)	(0.68)	(0.93)
ACL to non-performing loans at end of period	121.99	90.24	66.68	62.40	77.01
ACL to loans receivable, net at end of period	0.12	0.12	0.11	0.11	0.11
ACL to net charge-offs (annualized)	21.1x	68.1x	N/M(1)	N/M(1)	N/M(1)

	For the Year Ended
	September 30,
	2019	2018
	(Dollars in thousands)
Balance at beginning of period	$8,463	$8,398
Charge-offs:
One- to four-family	(101)	(264)
Commercial	(124)	—
Consumer	(37)	(38)
Total charge-offs	(262)	(302)
Recoveries:
One- to four-family	128	340
Commercial	49	—
Consumer	98	27
Total recoveries	275	367
Net recoveries (charge-offs)	13	65
Provision for credit losses	750	—
Balance at end of period	$9,226	$8,463

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	(0.12)	(0.42)
ACL to net charge-offs	N/M(1)	N/M(1)

(1)	This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

The distribution of our ACL at the dates indicated is summarized below.  Each quarter, we prepare a formula analysis model which segregates the loan portfolio into categories based on certain risk characteristics.   Historical loss factors and qualitative factors are applied to each loan category in the formula analysis model.  The factors are reviewed by management quarterly to assess whether the factors adequately cover probable and estimable losses inherent in the loan portfolio.  The historical loss factors and qualitative factors continue to improve for our one- to four-family portfolio.  To the extent the commercial loan portfolio continues to grow and the inherent loss factors remain relatively constant and/or the asset quality declines, the related ACL amounts will likely increase. In addition to the formula analysis model, management considers several other internal and external data elements when evaluating the overall adequacy of the ACL.  Management considers the overall ACL to be adequate for the loan portfolio at September 30, 2019.

	At
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
	(Dollars in thousands)
One- to four-family:
Originated	$1,982	$2,019	$2,157	$2,740	$2,933
Correspondent purchased	1,203	1,275	1,392	1,748	1,861
Bulk purchased	687	742	802	836	925
Construction	18	17	16	21	20
Total	3,890	4,053	4,367	5,345	5,739
Commercial:
Commercial real estate	3,448	3,394	2,783	2,056	1,801
Commercial and industrial	472	256	224	55	21
Construction	1,251	1,182	1,081	923	734
Total	5,171	4,832	4,088	3,034	2,556
Consumer	165	151	164	179	168
Total	$9,226	$9,036	$8,619	$8,558	$8,463

ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, replaces the current incurred loss impairment methodology in GAAP. The new impairment methodology requires an entity to measure, at each reporting date, the expected credit losses of financial assets not measured at fair value, such as loans and loan commitments, over their contractual lives. This ASU is effective for the Company on October 1, 2020. The Company is working with a third-party vendor solution to implement the new impairment methodology. While we are currently unable to reasonably estimate the impact of adopting this ASU, we expect the impact of adoption will be influenced by the composition of our loan and securities portfolios as well as the economic conditions and forecasts at the time of adoption.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 75% of our securities portfolio at September 30, 2019. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	September 30, 2019			June 30, 2019			September 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$625,840	2.46%	2.9	$647,484	2.47%	3.0	$732,095	2.43%	3.0
U.S. government-sponsored enterprise debentures	249,828	2.15	0.7	252,795	2.35	1.0	268,525	2.09	2.3
Municipal bonds	18,371	1.63	1.0	21,107	1.63	1.0	24,574	1.56	1.8
Total fixed-rate securities	894,039	2.35	2.3	921,386	2.42	2.4	1,025,194	2.32	2.8

Adjustable-rate securities:
MBS	297,416	3.10	4.7	321,693	3.11	4.3	305,688	2.89	4.5
Total securities portfolio	$1,191,455	2.54	2.9	$1,243,079	2.60	2.9	$1,330,882	2.45	3.2

MBS: The following table summarizes the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	September 30, 2019			June 30, 2019			March 31, 2019			December 31, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$979,256	2.68%	3.4	$985,294	2.67%	3.7	$972,543	2.62%	3.6	$1,036,990	2.57%	3.4
Maturities and repayments	(70,865)			(74,335)			(62,702)			(67,214)
Net amortization of (premiums)/discounts	(270)			(375)			(310)			(349)
Purchases:
Fixed	25,214	1.93	3.2	23,620	2.74	3.8	28,921	2.89	5.1	—	—	—
Adjustable	—	—	—	40,362	2.79	4.5	43,776	2.69	4.3	—	—	—
Change in valuation on AFS securities	3,152			4,690			3,066			3,116
Ending balance - carrying value	$936,487	2.67	3.5	$979,256	2.68	3.4	$985,294	2.67	3.7	$972,543	2.62	3.6

	For the Year Ended
	September 30, 2019			September 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,036,990	2.57%	3.4	$942,447	2.28%	3.5
Maturities and repayments	(275,116)			(277,464)
Net amortization of (premiums)/discounts	(1,304)			(2,968)
Purchases:
Fixed	77,755	2.53	4.1	201,871	2.93	4.1
Adjustable	84,138	2.74	4.4	94,028	2.42	4.2
Securities added in CCB acquisition, net	—	—	—	85,741	3.13	2.5
Change in valuation on AFS securities	14,024			(6,665)
Ending balance - carrying value	$936,487	2.67	3.5	$1,036,990	2.57	3.4

Investment Securities: The following table summarizes the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	September 30, 2019			June 30, 2019			March 31, 2019			December 31, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$273,995	2.30%	1.0	$288,894	2.38%	1.0	$264,782	2.14%	1.8	$289,942	2.05%	2.2
Maturities, calls and sales	(80,690)			(65,781)			(76,635)			(26,665)
Net amortization of (premiums)/discounts	(13)			153			(39)			(39)
Purchases:
Fixed	75,000	2.02	1.1	50,000	2.60	1.0	99,809	2.67	0.7	—	—	—
Change in valuation on AFS securities	84			729			977			1,544
Ending balance - carrying value	$268,376	2.11	0.8	$273,995	2.30	1.0	$288,894	2.38	1.0	$264,782	2.14	1.8

	For the Year Ended
	September 30, 2019			September 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$289,942	2.05%	2.2	$301,122	1.33%	1.5
Maturities, calls and sales	(249,771)			(129,838)
Net amortization of (premiums)/discounts	62			(182)
Purchases:
Fixed	224,809	2.44	0.9	115,560	2.85	1.8
Securities added in CCB acquisition, net	—	—	—	5,855	2.12	1.0
Change in valuation on AFS securities	3,334			(2,575)
Ending balance - carrying value	$268,376	2.11	0.8	$289,942	2.05	2.2

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	September 30, 2019			June 30, 2019			September 30, 2018
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$357,284	—%	6.4%	$362,216	—%	6.5%	$336,454	—%	6.0%
Interest-bearing checking	717,121	0.09	12.8	744,183	0.09	13.3	724,066	0.08	12.9
Savings	321,494	0.05	5.8	327,077	0.05	5.9	352,896	0.07	6.3
Money market	1,198,343	0.70	21.5	1,244,039	0.71	22.3	1,252,881	0.47	22.4
Retail/business certificates of deposit	2,692,770	2.08	48.2	2,560,469	2.01	45.9	2,529,368	1.79	45.1
Public unit certificates of deposit	294,855	2.29	5.3	342,887	2.32	6.1	407,689	1.89	7.3
	$5,581,867	1.29	100.0%	$5,580,871	1.24	100.0%	$5,603,354	1.06	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, as of September 30, 2019.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$17,483	$2,537	$29	$—	$20,049	0.67%
1.00 – 1.99%	873,887	326,852	203,765	7,482	1,411,986	1.78
2.00 – 2.99%	614,467	296,601	294,558	349,721	1,555,347	2.40
3.00 – 3.99%	—	—	—	243	243	3.00
	$1,505,837	$625,990	$498,352	$357,446	$2,987,625	2.10

Percent of total	50.4%	20.9%	16.7%	12.0%
Weighted average rate	1.98	2.09	2.22	2.46
Weighted average maturity (in years)	0.5	1.4	2.6	3.6	1.4
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of September 30, 2019.

	FHLB Advances Amount		Repurchase
Maturity by		Interest rate	Agreements	Contractual	Effective
Fiscal Year	Fixed-rate	swaps(1)	Amount	Rate	Rate(2)
	(Dollars in thousands)
2020	$350,000	$640,000	$100,000	2.18	2.44
2021	550,000	—	—	2.27	2.27
2022	200,000	—	—	2.23	2.23
2023	200,000	—	—	1.98	1.98
2024	100,000	—	—	3.39	3.39
	$1,400,000	$640,000	$100,000	2.25	2.38

(1)
Represents 12-month adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $640.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed each year until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 4.5 years at September 30, 2019.

(2)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

As of September 30, 2019, the Bank had $100.0 million outstanding on its FHLB line of credit which was not related to the leverage strategy. The average rate paid on FHLB line of credit borrowings during the current year was 2.54%.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/business and public unit amounts, and term borrowings for the next four quarters as of September 30, 2019.

	Retail/Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
December 31, 2019	$336,610	1.65%	$112,275	2.18%	$350,000	2.40%	$798,885	2.05%
March 31, 2020	249,725	1.78	56,767	2.37	65,000	2.57	371,492	2.01
June 30, 2020	403,455	2.11	54,246	2.40	200,000	2.35	657,701	2.21
September 30, 2020	256,086	2.09	36,673	2.24	475,000	2.48	767,759	2.34
	$1,245,876	1.91	$259,961	2.27	$1,090,000	2.44	$2,595,837	2.17

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	September 30, 2019			June 30, 2019			March 31, 2019			December 31, 2018
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,140,000	2.35%	2.6	$2,240,000	2.29%	2.8	$2,181,186	2.31%	3.0	$2,185,052	2.17%	2.9
Maturities:
FHLB advances	(375,000)	2.38		(200,000)	2.11		—	—		(300,000)	1.73
CCB acquisition - junior subordinated debentures assumed (redeemed)	—	—	—	—	—	—	(6,186)	10.60	11.5	(3,866)	5.82	13.5
New FHLB borrowings:
Fixed-rate	100,000	2.14	4.0	—	—	—	—	—	—	100,000	3.39	5.0
Interest rate swaps(1)	275,000	2.70	4.5	100,000	3.09	9.0	65,000	2.57	5.0	200,000	2.46	3.5
Ending balance	$2,140,000	2.38	2.6	$2,140,000	2.35	2.6	$2,240,000	2.29	2.8	$2,181,186	2.31	3.0

	For the Year Ended
	September 30, 2019			September 30, 2018
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,185,052	2.17%	2.9	$2,375,000	2.16%	2.7
Maturities:
FHLB advances	(875,000)	2.10		(475,000)	2.38
Repurchase agreements	—	—		(100,000)	3.35
CCB acquisition - junior subordinated debentures assumed (redeemed)	(10,052)	8.76	12.3	10,052	8.75	12.7
New FHLB borrowings:
Fixed-rate	200,000	2.77	4.5	—	—	—
Interest rate swaps(1)	640,000	2.67	5.0	375,000	2.64	6.8
Ending balance	$2,140,000	2.38	2.6	$2,185,052	2.17	2.9

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At September 30, 2019, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $487.4 million, or 5.22% of total assets, compared to $363.5 million, or 3.92% of total assets, at June 30, 2019. The increase in the one-year gap amount was due primarily to an increase in the amount of cash held at September 30, 2019 compared to June 30, 2019, as well as lower interest rates as of September 30, 2019 compared to June 30, 2019. As interest rates fall, borrowers have more economic incentive to refinance their mortgages and agency debt issuers have more economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates, resulting in higher projected cash flows on these assets.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of September 30, 2019, the Bank's one-year gap is projected to be $(361.8) million, or (3.87)% of total assets. The decrease in the gap compared to when there is no change in rates is due to lower anticipated cash flows in the higher rate environment. This compares to a one-year gap of $(477.0) million, or (5.14)% of total assets, if interest rates were to have increased 200 basis points as of June 30, 2019.

During the current quarter, loan repayments totaled $410.6 million and cash flows from the securities portfolio totaled $151.6 million. The majority of these cash flows were reinvested into new loans and securities at current market interest rates. Total cash flows from term liabilities that matured and repriced into current market interest rates during the current quarter were $767.0 million, including $375.0 million in FHLB borrowings. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of September 30, 2019 was 1.4 years. However, including the impact of interest rate swaps related to $640.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of September 30, 2019 was 2.6 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Security purchases over the past few years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested as interest rates rise into higher-yielding assets.

In addition to the wholesale strategies, the Bank has sought to increase non-maturity deposits. Non-maturity deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances.

Over the last few years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. Like non-maturity deposits, longer-term certificates of deposit are expected to reduce the risk of higher interest rates when market interest rates rise. More recently, the Bank began pricing short-term certificates of deposit more aggressively as the Bank reduces its usage of public unit certificates of deposit, which are generally large dollar, short-term funds. This strategy is intended to allow the Bank to more quickly reprice certificate of deposit funds lower, as it is management's expectation that short-term interest rates will decrease in the near term.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of September 30, 2019. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$268,376	2.11%	0.7	22.3%	3.0%
MBS - fixed	632,787	2.46	3.0	52.5	7.1
MBS - adjustable	303,700	3.10	2.4	25.2	3.4
Total securities	1,204,863	2.54	2.3	100.0%	13.5
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,024,314	3.13	3.6	13.8%	11.5
> 15 years	4,423,504	3.88	5.2	59.7	49.5
Fixed-rate commercial	450,577	4.52	3.1	6.1	5.0
All other fixed-rate loans	53,241	5.08	3.3	0.7	0.6
Total fixed-rate loans	5,951,636	3.81	4.8	80.3	66.6
Adjustable-rate one- to four-family:
<= 36 months	215,764	2.49	2.7	2.9	2.4
> 36 months	812,493	3.36	2.2	11.0	9.1
Adjustable-rate commercial	317,293	5.13	6.8	4.3	3.5
All other adjustable-rate loans	115,287	5.84	1.6	1.5	1.3
Total adjustable-rate loans	1,460,837	3.81	3.2	19.7	16.3
Total loans receivable	7,412,473	3.81	4.4	100.0%	82.9
FHLB stock	98,456	7.47	1.4		1.1
Cash and cash equivalents	220,370	1.80	—		2.5
Total interest-earning assets	$8,936,162	3.64	4.0		100.0%

Non-maturity deposits	$2,594,242	0.35	14.2	46.5%	33.2%
Retail/business certificates of deposit	2,692,770	2.08	1.5	48.2	34.4
Public unit certificates of deposit	294,855	2.29	0.5	5.3	3.8
Total deposits	5,581,867	1.29	7.3	100.0%	71.4
Term borrowings	2,140,000	2.38	2.6	95.5%	27.3
FHLB line of credit	100,000	2.20	—	4.5	1.3
Total borrowings	2,240,000	2.37	2.5	100.0%	28.6
Total interest-bearing liabilities	$7,821,867	1.60	5.9		100.0%

Average Balance Sheets

The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information as of the dates and for the periods shown. Weighted average yields are derived by dividing income (annualized for the three month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Year Ended September 30,
	2019			2018
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,681,441	$240,919	3.61%	$6,792,670	$239,274	3.52%
Commercial loans	701,771	34,810	4.90	318,915	13,852	4.29
Consumer loans	135,683	8,500	6.26	125,330	7,072	5.64
Total loans receivable(1)	7,518,895	284,229	3.77	7,236,915	260,198	3.60
MBS(2)	977,925	25,730	2.63	961,251	22,619	2.35
Investment securities(2)(3)	281,490	6,366	2.26	291,726	4,670	1.60
FHLB stock	106,057	7,823	7.38	163,307	10,962	6.71
Cash and cash equivalents(4)	251,015	5,806	2.28	1,514,625	23,443	1.53
Total interest-earning assets(1)(2)	9,135,382	329,954	3.61	10,167,824	321,892	3.16
Other non-interest-earning assets	385,803			313,902
Total assets	$9,521,185			$10,481,726

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,073,825	615	0.06	$888,076	334	0.04
Savings	342,617	197	0.06	369,833	1,465	0.40
Money market	1,255,001	8,861	0.71	1,192,027	4,532	0.38
Retail/business certificates	2,531,923	48,496	1.92	2,441,982	39,779	1.63
Wholesale certificates	369,282	8,032	2.18	414,107	6,515	1.57
Total deposits	5,572,648	66,201	1.19	5,306,025	52,625	0.99
FHLB borrowings(5)	2,337,468	54,391	2.31	3,558,032	67,120	1.88
Other borrowings	103,534	2,972	2.83	122,886	3,374	2.71
Total borrowings	2,441,002	57,363	2.34	3,680,918	70,494	1.90
Total interest-bearing liabilities	8,013,650	123,564	1.54	8,986,943	123,119	1.36
Other non-interest-bearing liabilities	149,156			129,749
Stockholders' equity	1,358,379			1,365,034
Total liabilities and stockholders' equity	$9,521,185			$10,481,726

Net interest income(6)		$206,390			$198,773
Net interest rate spread(7)(8)			2.07			1.80
Net interest-earning assets	$1,121,732			$1,180,881
Net interest margin(8)(9)			2.26			1.95
Ratio of interest-earning assets to interest-bearing liabilities			1.14x			1.13x

Selected performance ratios:
Return on average assets(8)			0.99%			0.94%
Return on average equity(8)			6.94			7.25
Average equity to average assets			14.27			13.02
Operating expense ratio(10)			1.12			0.92
Efficiency ratio(8)(11)			46.83			43.89
Pre-tax yield on leverage strategy(12)			0.03			0.15

	For the Three Months Ended
	September 30, 2019			June 30, 2019
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,555,089	$58,798	3.59%	$6,631,716	$59,813	3.61%
Commercial loans	755,015	9,500	4.93	783,024	9,522	4.81
Consumer loans	132,457	2,068	6.19	133,573	2,099	6.30
Total loans receivable(1)	7,442,561	70,366	3.77	7,548,313	71,434	3.78
MBS(2)	942,402	6,293	2.67	1,001,622	6,613	2.64
Investment securities(2)(3)	280,629	1,585	2.26	290,755	1,835	2.52
FHLB stock	114,681	2,156	7.46	101,408	1,865	7.38
Cash and cash equivalents(4)	492,481	2,885	2.29	77,603	464	2.36
Total interest-earning assets(1)(2)	9,272,754	83,285	3.58	9,019,701	82,211	3.64
Other non-interest-earning assets	418,955			386,218
Total assets	$9,691,709			$9,405,919

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,076,014	164	0.06	$1,092,612	157	0.06
Savings	323,916	41	0.05	332,269	43	0.05
Money market	1,224,776	2,171	0.70	1,273,559	2,249	0.71
Retail/business certificates	2,604,296	13,276	2.02	2,524,213	12,248	1.95
Wholesale certificates	310,940	1,819	2.32	388,877	2,212	2.28
Total deposits	5,539,942	17,471	1.25	5,611,530	16,909	1.21
FHLB borrowings(5)	2,537,814	15,355	2.39	2,200,222	12,981	2.35
Other borrowings	100,000	648	2.53	100,000	640	2.53
Total borrowings	2,637,814	16,003	2.39	2,300,222	13,621	2.36
Total interest-bearing liabilities	8,177,756	33,474	1.62	7,911,752	30,530	1.54
Other non-interest-bearing liabilities	180,365			131,796
Stockholders' equity	1,333,588			1,362,371
Total liabilities and stockholders' equity	$9,691,709			$9,405,919

Net interest income(6)		$49,811			$51,681
Net interest rate spread(7)(8)			1.96			2.10
Net interest-earning assets	$1,094,998			$1,107,949
Net interest margin(8)(9)			2.15			2.29
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.14x

Selected performance ratios:
Return on average assets (annualized)(8)			0.92%			0.97%
Return on average equity (annualized)(8)			6.72			6.72
Average equity to average assets			13.76			14.48
Operating expense ratio(10)			1.09			1.18
Efficiency ratio(8)(11)			47.30			48.28
Pre-tax yield on leverage strategy(12)			0.03			—

(1)	Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	AFS securities are adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $21.6 million and $24.9 million for the years ended September 30, 2019 and 2018, respectively, and $19.8 million and $21.1 million for the quarters ended September 30, 2019 and June 30, 2019, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $150.7 million and $1.33 billion for the years ended September 30, 2019 and 2018, respectively, and $380.0 million for the quarter ended September 30, 2019. There were no cash and cash equivalents related to the leverage strategy during the quarter ended June 30, 2019.

(5)
Included in this line, for the years ended September 30, 2019 and 2018, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $157.8 million and $1.39 billion, respectively, and interest paid of $3.9 million and $22.1 million, respectively, at a weighted average rate of 2.46% and 1.57%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $2.18 billion and $2.17 billion, respectively, and interest paid of $50.5 million and $45.0 million, respectively, at a weighted average rate of 2.30% and 2.07%, respectively. Included in this line, for the quarter ended September 30, 2019, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $397.8 million and interest paid of $2.6 million at a weighted average rate of 2.52%, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $2.14 billion and interest paid of $12.8 million at a weighted average rate of 2.36%. There were no FHLB borrowings related to the leverage strategy during the quarter ended June 30, 2019. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The tables below provide a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Year Ended September 30,
	2019			2018
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets	0.99%	(0.02)%	1.01%	0.94%	(0.13)%	1.07%
Return on average equity	6.94	—	6.94	7.25	0.13	7.12
Net interest margin	2.26	(0.04)	2.30	1.95	(0.29)	2.24
Net interest rate spread	2.07	(0.03)	2.10	1.80	(0.26)	2.06
Efficiency Ratio	46.83	—	46.83	43.89	(0.30)	44.19

	For the Three Months Ended
	September 30, 2019			June 30, 2019
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.92%	(0.04)%	0.96%	0.97%	—%	0.97%
Return on average equity (annualized)	6.72	0.01	6.71	6.72	—	6.72
Net interest margin	2.15	(0.09)	2.24	2.29	—	2.29
Net interest rate spread	1.96	(0.09)	2.05	2.10	—	2.10
Efficiency Ratio	47.30	0.01	47.29	48.28	—	48.28

(9)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.